Exhibit 5.1

December 11, 2013

Dakota Plains Holdings, Inc.

294 Grove Lane East

Wayzata, Minnesota 55391

Ladies and Gentlemen:

We have acted as counsel to Dakota Plains Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement, dated December 11, 2013, to the base prospectus, dated October 10, 2013 (together, the “Prospectus”), relating to the offer and sale by the Company, pursuant to a placement agency agreement, the text of which is filed as Exhibit 1.1 to that certain current report on Form 8-K filed by the Company on December 11, 2013 (the “Placement Agency Agreement”), among the Company, Canaccord Genuity Inc. and Northland Securities, Inc., of 7,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-191431) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on October 10, 2013.

In such capacity, we have examined the Registration Statement, the Prospectus, the Placement Agency Agreement and the articles of incorporation and bylaws of the Company. We have also examined such corporate and other records, documents, agreements and instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Placement Agency Agreement, will upon such issuance and sale be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. We express no opinion concerning any law other than the laws of the State of Minnesota (excluding its conflict of laws principles), the Nevada Business Corporation Act and the federal laws of the United States of America. We note that the Placement Agency Agreement by its terms purports to be governed by the laws of the State of New York. We note that we are not licensed to practice in the State of Nevada. Our opinions covering the Nevada Business Corporation Act relate to the Nevada Business Corporation Act as made available by the online Westlaw database as of the date hereof.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s current report on Form 8-K filed as of the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion is furnished to you in connection with the filing of the Prospectus Supplement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

FAEGRE BAKER DANIELS LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns